EXHIBIT 10.13

OVERNITE CORPORATION

Restricted Stock Award Agreement

THIS AGREEMENT dated as of the      day of                 , 200    , between OVERNITE CORPORATION, a Virginia corporation (the “Company”) and                                                   (“Participant”) is made pursuant and subject to the provisions of the Overnite Corporation Stock Incentive Plan (the “Plan”), a copy of which has been made available to Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock. Pursuant to the Plan, the Company, on                 , 200     (the “Date of Grant”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, a Stock Award of                  shares of Common Stock, hereinafter described as “Restricted Stock”.

2. Restrictions. Except as provided in this Agreement, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture.

3. Stock Power. With respect to shares of Restricted Stock forfeited under paragraph 6, the Participant does hereby irrevocably constitute and appoint the Company’s General Counsel and any Associate General Counsel of the Company as Participant’s attorney to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The General Counsel and/or any Associate General Counsel shall use the authority granted in this paragraph 3 to cancel any shares of Restricted Stock that are forfeited under paragraph 6.

4. Vesting. Subject to paragraph 6 and except as provided in paragraphs 5 and 7 below, Participant’s interest in all of the shares of Restricted Stock shall become transferable and nonforfeitable (“Vested”) on the third anniversary of the Date of Grant.

5. Death or Disability. Paragraph 4 to the contrary notwithstanding, in the event Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”) while employed by the Company or an Affiliate and prior to the forfeiture of the shares of Restricted Stock under paragraph 6, all shares of Restricted Stock that are not then Vested shall become Vested as of the date of Participant’s termination from the employ of the Company and its Affiliates on account of death or Participant’s becoming Permanently and Totally Disabled.

6. Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if the Participant’s employment with the Company and its Affiliates terminates before the third anniversary of the Date of Grant for any reason other than on account of the Participant’s death or becoming Permanently and Totally Disabled.

7. Change in Control. Notwithstanding any other provision of this Agreement, all shares of Restricted Stock not previously forfeited shall become Vested on a Control Change Date.

8. Custody of Certificates. Stock certificates evidencing the shares of Restricted Stock shall not be delivered to Participant. Upon Participant’s request, the Company’s transfer agent shall deliver to Participant stock certificates evidencing the shares of Restricted Stock that Vest upon Participant’s request.

9. Fractional Shares. A fractional share shall not be issued hereunder, and when any provision hereof may cause a fractional share to be issued, any such fractional share shall be disregarded.

10. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

11. Change in Capital Structure. The terms of this Agreement shall be adjusted as the Committee determines is equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14. Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to Participant and agrees to be bound by all the terms and provisions thereof.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

16. Tax Withholding. Participant shall make arrangements, satisfactory to the Company, for the satisfaction of income and employment tax withholding requirements related to the Restricted Stock. In accordance with procedures established by the Committee, Participant may surrender shares of Common Stock, including shares of Restricted Stock, in satisfaction of the tax withholding requirement; provided, however, that the number of shares surrendered or withheld shall be determined using the Fair Market Value of the Common Stock on the date that the Restricted Stock becomes Vested (or the Date of Grant if Participant makes an election under Code section 83(b) with respect to the Restricted Stock) and the minimum rate at which income and employment taxes must be withheld.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

OVERNITE CORPORATION

Participant